Exhibit 5.1

[LETTERHEAD OF WESTAR ENERGY, INC.]

March 13, 2009

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Ladies and Gentlemen:

I am Vice President, General Counsel and Corporate Secretary of Westar Energy, Inc., a Kansas corporation (the “Company”), and have acted for the Company in connection with the proposed offering and sale of up to 3,872,900 shares (the “Shares”) of common stock of the Company pursuant to the Company’s direct stock purchase plan and (ii) the filing by the Company of the prospectus relating to the proposed offering and sale of the Shares, dated March 13, 2009 (the “Prospectus”), with the SEC pursuant to Rule 424(b) promulgated under the Act.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

I have assumed the following: (i) the genuineness of all signatures (other than the signatures of the officers of the Company) on all documents examined by me; (ii) the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies; (iii) any certifications and documents dated prior to the date hereof remain true as of the date hereof; (iv) each certificate of a public official is accurate, complete and authentic and all official public records are accurate and complete and (v) the legal capacity of all natural persons.

On the basis of the foregoing, I am of the opinion that that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the direct stock purchase plan, such Shares were or will be validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Kansas and the foregoing opinion is limited to the laws of the State of Kansas (except state securities or blue sky laws) and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed by the Company on or about the date hereof, which will be incorporated by reference in the Company’s registration statement on Form S-3 (Registration No. 333-141899) and to the reference to me under the caption “Legal Matters” in the Prospectus.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Larry D. Irick
Larry D. Irick

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